UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Heritage Global Inc.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

HERITAGE GLOBAL INC.

SUPPLEMENTAL MATERIAL TO OUR PROXY STATEMENT

FOR OUR ANNUAL MEETING TO BE HELD ON JUNE 5, 2024

This Supplement dated May 17, 2024 amends and supplements the Proxy Statement of Heritage Global Inc. (the “Company”) dated April 23, 2024 (the “Proxy Statement”), with the following information:

Engagement of Proxy Solicitor

In connection with our 2024 Annual Meeting of Stockholders to be held on June 5, 2024, the Company retained Okapi Partners LLC ("Okapi"), an independent proxy solicitation and advisory firm, to provide strategic advice and assist in soliciting proxies from certain stockholders on behalf of the Company. Okapi may solicit proxies by telephone, e-mail or other electronic means of communication or in person. The Company has agreed to pay Okapi a fee of up to $20,000, plus additional fees and expenses, for these services. In addition, the Company has agreed to indemnify Okapi and certain related persons against certain liabilities relating to or arising out of Okapi’s performance for these services. All costs of soliciting votes in connection with the Proxy Statement have been, or will be, paid by the Company.

Important Information

The Company has filed the definitive Proxy Statement with the Securities and Exchange Commission (the “SEC”) and has furnished to its stockholders the Proxy Statement in connection with the solicitation of proxies for its 2024 Annual Meeting of Stockholders. The Company advises its stockholders to read the Proxy Statement relating to the 2024 Annual Meeting, as amended and supplemented by this Supplement, because it contains important information. Stockholders may obtain a free copy of the Proxy Statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov.